UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 12, 2010

Geeknet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450
Mountain View, CA  94041
(Address of principal executive offices, including zip code)

(650) 694-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Scott Collison as President and General Manager of Geeknet’s Media Division

On November 18, 2010, Geeknet, Inc. (“Geeknet” or the “Company”) issued a press release announcing the appointment of Scott Collison, age 47, as President and General Manager, of Geeknet’s Media division, with such appointment to be effective as of November 12, 2010.

From February 2005 until May 2009, Mr. Collison was the Chief Executive Officer of Ohloh Corporation, a company that was acquired by Geeknet in May 2009. Mr. Collison’s first position at Geeknet was as Vice President of Strategy and Business Development which he held from May 2009 to June 2010.  From August 2010 to November 2010 and prior to becoming President and General Manager of the Media Division at Geeknet, Mr. Collison was Geeknet’s Chief Product Offer, where he supervised all technology and product matters for the Media Division of Geeknet.  Mr. Collison holds a B.A. degree from the University of Texas at Austin, located in Austin, Texas and Ph.D from the University of California, Berkeley, located in Berkeley, California.

There are no family relationships between Mr. Collison and any executive officers, directors, or other employees of the Company. Mr. Collison has no interests in any transactions or proposed transactions with the Company where the amount involved exceeds $120,000.

In connection with Mr. Collison’s promotion, he received an increase in his annual base salary from $285,000 to $385,000.

A copy of the press release entitled “Geeknet Appoints Scott Collison to Head Geeknet Media Division; Company announces plans to move corporate headquarters to Fairfax, VA” dated November 18, 2010, is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Resignation of Patricia S. Morris, Senior Vice President and Chief Financial Officer

On November 17, 2010, Patricia S. Morris, Senior Vice President and Chief Financial Officer of the Company, notified the Company of her decision to resign from such office, with her resignation to be effective as of March 1, 2011, the date on which the Company plans to relocate its corporate headquarters as described in Item 8.01 below.  Subject to Ms. Morris executing a release of claims agreement in a form reasonably acceptable to the Company, she will receive (i) a lump sum payment of $50,000 in December 2010 and a lump sum payment of $50,000 on March 1, 2011, (ii) six months severance at her current base salary, (iii) Company-paid coverage for her existing medical, dental and vision benefits for a period of six months following March 1, 2011 and (iv) three months acceleration of vesting of stock options that are unvested as of March 1, 2011.

Item 8.01 Other Events

Relocation of Corporate Headquarters

On November 18, 2010, the Company announced that it plans to relocate its corporate headquarters from Mountain View, California to Fairfax, Virginia, effective as of March 1, 2011.

A copy of the press release entitled “Geeknet Appoints Scott Collison to Head Geeknet Media Division; Company announces plans to move corporate headquarters to Fairfax, VA” dated November 18, 2010, is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Modification to Director Compensation

On November 12, 2010, the Board of Directors approved an updated policy for independent, non-employee Board member compensation. The policy offers a total compensation package consisting solely of equity of Geeknet and which the Board of Directors believes is commensurate with other similarly-situated public companies and aligns director and shareholder interests.

Each non-employee Director will receive an annual retainer consisting of Restricted Stock Units of Geeknet Common Stock with value of $50,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  In addition, the chairperson of each committee will receive Restricted Stock Units of Geeknet Common Stock with a value of $10,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  These Restricted Stock Units will be granted effective as of January 2 of the applicable year and will become fully vested on the day preceding the next Annual Shareholder meeting, subject to their continued services as a non-employee Director on such date.

In addition, newly appointed non-employee Directors will receive, on the date such person becomes a Director, a one-time grant of Restricted Stock Units of Geeknet Common Stock with a value of $40,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  These Restricted Stock Units will become fully vested on the day preceding the next Annual Shareholder meeting, subject to their continued services as a non-employee Director on such date.

Directors will no longer receive any cash compensation or stock option grants as provided under the previous plan set forth on the Company’s Current Report Form 8-K filed with the SEC on September 5, 2007.

Item 9.01 Financial Statements and Exhibits

Exhibits

The following exhibits are filed as part of this Current Report:

EXHIBIT	DESCRIPTION
NUMBER
99.1	Press Release entitled, “Geeknet Appoints Scott Collison to Head Geeknet Media Division; Company announces plans to move corporate headquarters to Fairfax, VA” dated November 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:
/s/ Patricia S. Morris Senior Vice President and Chief Financial Officer

Date:  November 18,  2010

EXHIBIT INDEX
EXHIBIT	DESCRIPTION
NUMBER
99.1	Press Release entitled, “Geeknet Appoints Scott Collison to Head Geeknet Media Division; Company announces plans to move corporate headquarters to Fairfax, VA” dated November 18, 2010